Exhibit 99.1

Red Robin Gourmet Burgers Reports Financial Results for the Third Fiscal Quarter Ended October 1, 2006

Greenwood Village, CO — (BUSINESS WIRE) — November 2, 2006 — Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today reported financial results for the twelve weeks and forty weeks ended October 1, 2006.  These financial results include the results for the 13 Red Robin franchised restaurants in the state of Washington, 11 of which were purchased on July 10, 2006 and two restaurants which are operated under a management agreement.  Also included in the third fiscal quarter of 2006, is a $1.4 million pre-tax charge related to the acquisition of the 11 restaurants, which decreased diluted earnings per share by $0.06.  This one-time charge has been classified as a significant and unusual item on the Company’s statement of income in the third fiscal quarter of 2006. The Company also provided guidance for the fourth fiscal quarter 2006 and updated its outlook for the full year 2006.

Financial and Operational Highlights

Highlights for the twelve week third fiscal quarter of 2006 compared to the same quarter of the prior year are as follows:

•                  Total revenues increased 30.1% to $148.6 million

•                  Restaurant revenue increased 30.9% to $145.3 million

•                  Company-owned comparable restaurant sales increased 0.8%

•                  Restaurant-level operating profit was $30.3 million, including pre-tax stock compensation expense of $0.2 million

•                  Pre-opening expense increased 82.4% to $2.5 million

•                  Diluted earnings per share were $0.36, including $0.05 of stock compensation expense and $0.06 in a significant and unusual item vs. $0.39 in diluted earnings per share last year, which included $0.06 in charges attributed to significant and unusual items referenced below

•                  8 Company-owned restaurants and 2 franchised restaurants were opened in the quarter

Highlights for the forty weeks ended October 1, 2006 compared to the forty weeks ended October 2, 2005, are as follows:

•                  Total revenues increased 23.1% to $455.0 million

•                  Restaurant revenue increased 23.5% to $443.0 million

•                  Company-owned comparable restaurant sales increased 3.1%

•                  Restaurant-level operating profit was $93.5 million, including pre-tax stock compensation expense of $0.7 million

•                  Pre-opening expense increased 59.1% to $6.6 million

•                  Diluted earnings per share were $1.23, including $0.18 of stock compensation expense and $0.06 for a significant and unusual item vs. $1.31 in diluted earnings per share last year, which included $0.06 in charges attributed to significant and unusual items referenced below

•                  25 Company-owned restaurants and 8 franchised restaurants were opened in the forty week period

As of the end of the third fiscal quarter of 2006, there were 199 Company-owned Red Robin® restaurants, including the 11 acquired franchise restaurants, and 133 franchised Red Robin® restaurants.

Beginning with the first fiscal quarter of 2006, the Company adopted the requirements related to expensing stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised

2004), “Share-based Payment” (“SFAS 123R”) on a modified prospective basis.  The impact to diluted earnings per share from stock compensation expense for the third fiscal quarter of 2006 and the fiscal year to date were $0.05 and $0.18, respectively.  Before the impact of stock compensation expense and the significant and unusual items, the net income for the third fiscal quarter of 2006 would have increased 4.7% to $7.9 million and net income per diluted share would have increased 4.4% to $0.47.  For the year to date, the net income excluding stock compensation expense and significant and unusual items would have increased 7.1% to $24.6 million and net income per diluted share would have increased 7.3% to $1.47 per diluted share.  Schedule II of this earnings release reconciles the impact of stock compensation expense and the significant and unusual items on the third fiscal quarter and year to date 2006 and 2005 net income and earnings per share.

“While we were pleased with our overall results in the third quarter, recent trends require us to take a more deliberate approach to enhancing unit volumes and brand awareness in our newer markets. We will also be pursuing a more conservative new restaurant opening growth plan as we continue to aggressively reduce restaurant construction costs to improve our returns. This more conservative growth plan reflects our commitment to allocate shareholder capital prudently to enhance our return on capital investments.” said Dennis Mullen, chairman and chief executive officer.

Third Fiscal Quarter 2006 Results

Comparable restaurant sales increased 0.8% for Company-owned restaurants in the third fiscal quarter of 2006 compared to the third fiscal quarter of 2005, driven by a 1.4% increase in the average guest check, offset by a 0.6% decrease in guest counts.  Average weekly comparable sales for Company-owned restaurants were $62,767 for the third fiscal quarter of 2006, compared to $63,467 for the third fiscal quarter a year ago. Average weekly sales for non-comparable Company-owned restaurants were $54,704 for the third fiscal quarter of 2006, compared to $58,665 for the third fiscal quarter a year ago. Average weekly comparable sales for the 13 acquired restaurants were $85,656 for the third fiscal quarter of 2006.

Total Company revenues, which include Company-owned restaurant sales and franchise royalties and fees, increased 30.1% to $148.6 million in the third fiscal quarter of 2006, compared to $114.2 million in the prior year’s third fiscal quarter.  The Company’s franchise royalties and fees increased 1.6% to $3.2 million in the third fiscal quarter of 2006, compared to $3.2 million in the comparable period a year ago.  The third fiscal quarter 2006 franchise royalties exclude the royalty revenue from the 11 acquired and two managed franchise restaurants in Washington State.

The following U.S. based franchise results exclude the third fiscal quarter of 2006 results for the 13 franchised restaurants in Washington State.  For the third fiscal quarter of 2006, Red Robin’s franchise system reported a decrease in total U.S. franchise restaurant sales of 0.7% to $75.3 million, compared to $75.8 million in the prior year period.  Comparable sales in the third fiscal quarter of 2006 for franchise restaurants in the U.S. and Canada increased 2.0% and 12.1% over the third fiscal quarter of 2005, respectively.  Average weekly sales in the third fiscal quarter of 2006 for Red Robin’s comparable franchise restaurants were $55,916 in the U.S. versus $54,834 for the same period the prior year, and C$49,111 in Canada versus C$43,799 for the comparable period the prior year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margin was 20.8% in the third fiscal quarter of 2006 compared to 21.8% in the third fiscal quarter of 2005.  The third fiscal quarter of 2006 included approximately $0.2 million in stock compensation expense, which approximated 0.1% of restaurant revenue.  Third fiscal quarter 2006 margins, excluding stock compensation expense, were negatively impacted by higher restaurant operating costs, which were somewhat offset by lower cost of sales. The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $10.9 million in the third fiscal quarter of 2006 and $8.0 million in the third fiscal quarter of 2005, which were 7.3% and 7.0% of total revenue in their respective periods.  Included in general and administrative expense for the third fiscal quarter 2006 was $1.1 million in stock compensation expense, which approximated 0.7% of total revenue.  Excluding stock compensation expenses incurred in the third fiscal quarter of 2006, general and administrative expenses decreased as a percentage of total revenue by 0.4% compared to the prior year third fiscal quarter.

In the third fiscal quarter of 2006, the Company incurred $1.4 million in pre-tax charges, or $0.06 per diluted share after tax, for a one-time charge relating to the termination of franchise agreements for the acquired restaurants that operated at a royalty rate lower than current market royalty rates.  For the third fiscal quarter of 2005, the Company incurred two significant and unusual items: a pre-tax gain of $1.25 million, or approximately $0.05 per share after-tax, related to certain expenses which the Company’s former chief executive officer reimbursed to the Company, and a non-cash pre-tax charge of approximately $2.8 million, or $0.11 per share after-tax, for stock options that were previously accelerated and were exercised by the former chief executive officer and the former chief financial officer in 2002.  These charges are reflected as significant and unusual items in the Company’s statements of income for their respective periods.

Net income for the third fiscal quarter of 2006 was $6.0 million or $0.36 per diluted share, as compared to net income of $6.5 million, or $0.39 per diluted share, in the third fiscal quarter of 2005.  Net income for the third fiscal quarter of 2006 includes $1.3 million in pre-tax stock compensation expense, or $0.05 per diluted share, after tax.  Net income for the third fiscal quarter of 2005 includes two significant and unusual items, which reduced diluted earnings per share by approximately $0.06, and net income for 2006 includes a significant and unusual item which reduced diluted earnings per share by approximately $0.06.

Year to Date Results

Comparable restaurant sales increased 3.1% for Company-owned restaurants in the forty weeks ended October 1, 2006, over the year ago comparable period, driven by a 1.7% increase in guest counts and a 1.4% increase in the average guest check. Comparable sales in the forty weeks ended October 1, 2006 for franchise restaurants in the U.S. and Canada increased 3.0% and 8.9%, respectively, over the year ago comparable period.

Total Company revenues, which include Company-owned restaurant sales and franchise royalties and fees, increased 23.1% to $455.0 million for the forty weeks ended October 1, 2006, compared to $369.5 million for the forty weeks ended October 2, 2005. Average weekly comparable sales for Company-owned restaurants were $64,542 for the forty weeks ended October 1, 2006, compared to $63,976 for the forty weeks ended October 2, 2005. Average weekly non-comparable sales for Company-owned restaurants were $56,673 for the forty weeks ended October 1, 2006, compared to $59,543 for the forty weeks ended October 2, 2005.  The Company’s franchise royalties and fees for the forty weeks ended October 1, 2006 increased 12.6% to $11.8 million compared to $10.4 million in the comparable period a year ago. The year to date 2006 franchise royalties exclude the royalty revenue from the 11 acquired and two managed franchise restaurants in Washington State beginning in the third fiscal quarter of 2006.

For the forty weeks ended October 1, 2006, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 12.6%, to $279.7 million, compared to $248.5 million in the forty weeks ended October 2, 2005.  Average weekly sales in the forty weeks ended October 1, 2006 for Red Robin’s comparable franchise restaurants were $59,417 in the U.S. versus $57,710 for the comparable period last year, and C$46,710 in Canada versus C$42,885 for the comparable period last year. Canadian results are in Canadian dollars.

Restaurant-level operating profit margin was 21.1% for the first forty weeks of 2006 compared to 21.6% for the comparable period of 2005.  The forty weeks of 2006 includes stock compensation expense of $0.7 million, or approximately 0.2% of restaurant revenue.  The 2006 year to date margin decrease of 0.3%, excluding $0.7 million of stock compensation expense, was primarily the result of higher labor and restaurant operating costs, which were offset by lower cost of sales and occupancy costs.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $38.1 million for the first forty weeks of 2006 compared to $27.5 million for the same period of 2005, which were 8.4% and 7.4% of total revenue in their respective periods.  Included in general and administrative expense for forty weeks of 2006 was $3.9 million in stock compensation expense, which approximated 0.9% of total revenue, and for which there was no comparable expense last year. Excluding stock compensation expense, the 0.1% increase in the general and administrative expense as a percentage of total revenue was primarily due to higher marketing costs and legal fees incurred in 2006.

Net income for the forty weeks ended October 1, 2006 was $20.5 million or $1.23 per diluted share, compared to net income of $21.9 million or $1.31 per diluted share in the prior year period.  Net income for the first forty weeks of 2006 includes $4.6 million in pre-tax stock compensation expense, or $0.18 per diluted share, after tax.  Net income for the forty weeks ended October 2, 2005 includes two significant and unusual items, which reduced income from operations by approximately $1.5 million, and diluted earnings per share by approximately $0.06, and net income for the forty weeks ended October 1, 2006 includes a significant and unusual item which reduced diluted earnings per share by approximately $0.06.

Outlook

The Company has updated its fiscal full year 2006 expectations, and is providing guidance for the fourth fiscal quarter of 2006.  For the fourth fiscal quarter of 2006, which is a thirteen week quarter, the Company expects total revenues between $156 million and $158 million and net income of $0.33 to $0.38 per diluted share. This net income includes the impact of stock compensation expense (SFAS No. 123R) of approximately $0.05 per diluted share but excludes the one-time charge of approximately $0.01 associated with the anticipated acquisition of the two restaurants, currently under management, for restaurants that operated at a royalty rate lower than current market royalty rates.  The Company’s GAAP basis fourth quarter 2006 earnings per diluted share are estimated to be between $0.32 to $0.37.

These projected fourth fiscal quarter 2006 results are based upon certain assumptions, including an expected comparable restaurant sales increase of 0% to 0.5%, revenue from non-comparable restaurants achieving approximately 85% of comp restaurant sales volumes in the quarter, and the anticipated opening of 7 new Company-owned and 7 to 8 new franchised restaurants during the quarter. Four Company-owned and 4 new franchised restaurants have already opened during the fourth quarter of 2006.  The Company currently has 13 restaurants under construction and the franchisees have 8 restaurants under construction. The Company expects to pursue a more conservative new restaurant growth plan for 2007, and will discuss 2007 planned restaurant openings and fiscal 2007 financial guidance on its fourth quarter and fiscal year end conference call in February.

For the full fiscal year 2006, which is a 53-week year, the Company expects revenues between $611 million and $613 million, and net income of between $1.62 and $1.67 per diluted share down from the previous revenue guidance of $615 million to $618 million, and net income of between $1.74 and $1.83. This updated net income per diluted share for the full fiscal year of 2006 includes the impact of stock compensation expense (SFAS No. 123R) of approximately $0.23 per diluted share but excludes the one-time charge of approximately $0.07 associated with the franchise acquisitions described above.  The Company’s GAAP basis full year 2006 earnings per diluted share are estimated to be between $1.55 and $1.60.

These full fiscal year 2006 projected results are also based upon certain assumptions, including an expected comparable restaurant sales increase of approximately 2.5%, revenue from non-comparable restaurants achieving approximately 85% of comp restaurant sales volumes, and the opening of 32 new Company-owned restaurants and the opening of 15 to 16 new franchised restaurants.  Of these new restaurants, 29 new Company-owned restaurants have already opened, while 12 franchised restaurants have already opened.

The Company will provide guidance for fiscal 2007 during the fourth quarter 2006 earnings conference call.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its third fiscal quarter 2006 results today at 5:00 p.m. ET. The conference call number is (888) 802-2239.  To access the broadcast via webcast, please visit www.redrobin.com and select the “Investors” link from the menu.  The quarterly financial information that we intend to discuss during the conference call is included in this press release and is also available on the “Investors” link of the Company’s website at www.redrobin.com.

About Red Robin Gourmet Burgers, Inc.

Red Robin Gourmet Burgers, Inc., (www.redrobin.com), founded in 1969, is a casual dining restaurant chain that serves up wholesome, fun, feel-good experiences in a family-friendly environment. Red Robin® restaurants are famous for serving more than 22 high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries™ as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. There are more than 330 Red Robin restaurants located across the United States and Canada, which include both Company-owned locations and those operating under franchise or license agreements.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook”, are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipated”, “estimated”, “expects,” “guidance,” “assumptions,”  “projected,” “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to consummate the acquisition of the remaining two restaurants from our franchisee in the state of Washington; our ability to integrate the acquired restaurants and operate them as expected; finalization of purchase price and purchase price accounting adjustments related to the acquisition of the Washington franchised restaurants;  our ability to achieve and manage our planned expansion; lack of brand awareness in new markets; our ability to open restaurants and operate them as expected; changes in the cost and availability of building materials and restaurant supplies; our ability to reduce construction costs in our building; the concentration of our restaurants in the Western United States; changes in consumer preferences, general economic conditions or consumer discretionary spending; effectiveness of our management strategies, initiatives and decisions; changes in availability of capital or credit facility borrowings;

changes in the availability and costs of food; increases in energy costs; potential increases in labor expense due to pending minimum wage legislation in some states; costs of legal fees related to defending class actions and other lawsuits and legal matters; our quarterly operating results due to seasonality and other factors; the effect of increased competition in the casual dining market; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; our ability to attract, motivate and retain qualified team members; the costs associated with pending litigation and investigations including diversion of management time and attention and any expense related to settlement of such matters; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures;  additional costs associated with compliance, including the Sarbanes-Oxley Act of 2002 and related regulations and requirements; the effectiveness of our internal controls over financial reporting; future changes in financial accounting standards; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:
Don Duffy or Raphael Gross
Integrated Corporate Relations
203-682-8200

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)
(Unaudited)

	October 1, 2006	December 25, 2005
Assets:
Current Assets:
Cash and cash equivalents	$4,186	$3,340
Accounts receivable, net	2,725	3,589
Inventories	7,718	6,485
Prepaid expenses and other current assets	4,271	5,340
Income tax refund receivable	—	1,516
Deferred tax asset	2,765	2,046
Restricted current assets—marketing funds	735	1,548
Total current assets	22,400	23,864
Property and equipment, net	340,325	270,279
Deferred tax asset	5,178	4,129
Goodwill and intangible assets, net	58,436	33,092
Other assets, net	3,244	3,057
Total assets	$429,583	$334,421

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$6,679	$5,675
Construction related payables	20,969	8,340
Accrued payroll and payroll related liabilities	21,892	17,459
Unredeemed gift certificates	5,225	7,273
Accrued liabilities	12,987	10,137
Accrued liabilities—marketing funds	735	1,548
Current portion of long-term debt and capital lease obligations	1,553	2,861
Total current liabilities	70,040	53,293
Deferred rent	17,484	15,331
Long-term debt and capital lease obligations	103,448	55,663
Other non-current liabilities	5,479	5,275
Total liabilities	196,451	129,562

Commitments and contingencies
Stockholders’ Equity:
Common stock	17	16
Treasury stock	(83)	(83)
Paid-in capital	145,034	137,294
Accumulated other comprehensive income, net of tax	—	9
Retained earnings	88,164	67,623
Total stockholders’ equity	233,132	204,859
Total liabilities and stockholders’ equity	$429,583	$334,421

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except share amounts)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005

Revenues:
Restaurant revenue	$145,316	$110,993	$443,038	$358,808
Franchise royalties and fees	3,210	3,158	11,757	10,445
Rent revenue	37	61	161	272
Total revenues	148,563	114,212	454,956	369,525

Costs and expenses:
Restaurant operating costs:
Cost of sales	32,725	25,316	100,601	83,910
Labor (includes $197, $0, $675 and $0 of stock-based compensation expense, respectively)	49,302	37,521	152,491	120,989
Operating	23,520	16,726	69,030	53,653
Occupancy	9,514	7,199	27,445	22,839
Depreciation and amortization	8,399	6,150	24,902	19,393
General and administrative (includes $1,088, $25, $3,895 and $97 of stock-based compensation expense, respectively)	10,900	7,987	38,129	27,506
Pre-opening costs	2,488	1,364	6,643	4,175
Significant and unusual items, net(includes $0, $2,793, $0 and $2,793 of stock-based compensation expense, respectively)	1,434	1,543	1,434	1,543
Total costs and expenses	138,282	103,806	420,675	334,008

Income from operations	10,281	10,406	34,281	35,517
Other expense (income):
Interest expense, net	1,636	692	3,643	2,211
Other	(36)	38	(20)	101
Total other expenses	1,600	730	3,623	2,312

Income before income taxes	8,681	9,676	30,658	33,205
Provision for income taxes	2,689	3,209	10,117	11,352
Net income	$5,992	$6,467	$20,541	$21,853
Earnings per share:
Basic	$0.36	$0.40	$1.24	$1.35
Diluted	$0.36	$0.39	$1.23	$1.31
Weighted average shares outstanding:
Basic	16,556	16,350	16,523	16,244
Diluted	16,751	16,685	16,729	16,639

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Forty Weeks Ended
	October 1, 2006	October 2, 2005
Cash Flows From Operating Activities:
Net income	$20,541	$21,853
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,902	19,393
Stock-based compensation expense	4,570	2,890
Income tax benefit from exercise of stock options	—	2,014
Other, net	(1,443)	653
Changes in operating assets and liabilities	11,777	5,561
Cash provided by operating activities	60,347	52,364

Cash Flows From Investing Activities:
Changes in marketing fund—restricted cash	(855)	(202)
Acquisition of franchise restaurants	(34,127)	—
Purchases of property and equipment	(73,013)	(61,075)
Proceeds from insurance settlement	—	335
Cash used in investing activities	(107,995)	(60,942)

Cash Flows From Financing Activities:
Borrowings of long-term debt	52,180	11,933
Payments of long-term debt	(4,491)	(10,959)
Repayment of stockholders/officers notes	—	3,600
Proceeds from exercise of stock options and employee stock purchase plan	2,015	5,451
Excess tax benefit related to exercise of stock options	445	—
Purchase of treasury stock	—	(83)
Debt issuance costs	(446)	—
Payments of long-term debt and capital lease obligations	(1,209)	(3,142)
Cash provided by financing activities	48,494	6,800

Net change in cash and cash equivalents	846	(1,778)
Cash and cash equivalents, beginning of period	3,340	4,980
Cash and cash equivalents, end of period	$4,186	$3,202

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$10,745	$8,689
Interest paid, net of amounts capitalized	3,082	1,981

Supplemental Disclosure of Non-Cash Items:
Purchases of property and equipment on account	$12,629	$7,760
Capital lease obligations incurred for building and equipment purchases	$—	$3,350

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and forty weeks ended October 1, 2006 and October 2, 2005, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Forty Weeks Ended
	October 1, 2006		October 2, 2005		October 1, 2006		October 2, 2005

Restaurant revenues	$145,316	97.8%	$110,993	97.2%	$443,038	97.4%	$358,808	97.1%
Restaurant operating costs:
Cost of sales	32,725	22.5	25,316	22.8	100,601	22.7	83,910	23.4
Labor	49,302	33.9	37,521	33.8	152,491	34.4	120,989	33.7
Operating	23,520	16.2	16,726	15.1	69,030	15.6	53,653	15.0
Occupancy	9,514	6.5	7,199	6.5	27,445	6.2	22,839	6.4
Restaurant-level operating profit	30,255	20.8	24,231	21.8	93,471	21.1	77,417	21.6

Add — other revenues	3,247	2.2	3,219	2.8	11,918	2.6	10,717	2.9
Deduct — other operating:
Depreciation and amortization	8,399	5.7	6,150	5.4	24,902	5.5	19,393	5.2
General and administrative	10,900	7.3	7,987	7.0	38,129	8.4	27,506	7.4
Pre-opening costs	2,488	1.7	1,364	1.2	6,643	1.5	4,175	1.1
Significant and unusual items, net	1,434	1.0	1,543	1.4	1,434	0.3	1,543	0.4
Total other operating	23,221	15.6	17,044	14.9	71,108	15.6	52,617	14.2

Income from operations	10,281	6.9	10,406	9.1	34,281	7.5	35,517	9.6

Total other expenses	1,600	1.1	730	0.6	3,623	0.8	2,312	0.6
Provision for income taxes	2,689	1.8	3,209	2.8	10,117	2.2	11,352	3.1
Total other	4,289	2.9	3,939	3.4	13,740	3.0	13,664	3.7

Net income	$5,992	4.0%	$6,467	5.7%	$20,541	4.5%	$21,853	5.9%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and forty week periods ended October 1, 2006 year-over-year change in net income and diluted net income per share excluding the impact of stock-based compensation expense required under Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, (SFAS 123R), and the significant and unusual items incurred for both third fiscal quarter periods in 2005 and 2006 as described previously.   The Company adopted SFAS 123R beginning in fiscal 2006 using the modified prospective transition method and, as a result, will not retroactively adjust results from prior periods. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	Twelve Weeks Ended
	October 1, 2006				October 2, 2005				Year-Over-Year Percentage Change
	Reported	After-Tax Stock-Based Compensation Expense	After-Tax Significant & Unusual Items, Net	Adjusted	Reported	After-Tax Stock-Based Compensation Expense	After-Tax Significant & Unusual Items, Net	Adjusted	Reported	Adjusted
Net income	$5,992	$887	$989	$7,868	$6,467	$17	$1,031	$7,515	(7.3)%	4.7%

Diluted net income per share	$0.36	$0.05	$0.06	$0.47	$0.39	—	$0.06	$0.45	(7.7)%	4.4%

	Forty Weeks Ended
	October 1, 2006				October 2, 2005				Year-Over-Year Percentage Change
	Reported	After-Tax Stock-Based Compensation Expense	After-Tax Significant & Unusual Items, Net	Adjusted	Reported	After-Tax Stock-Based Compensation Expense	After-Tax Significant & Unusual Items, Net	Adjusted	Reported	Adjusted
Net income	$20,541	$3,062	$961	$24,564	$21,853	$64	$1,015	$22,932	(6.0)%	7.1%

Diluted net income per share	$1.23	$0.18	$0.06	$1.47	$1.31	—	$0.06	$1.37	(6.1)%	7.3%